EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FIRST QUARTER RESULTS;
PROGRESS EXECUTING BANK STRATEGY

      First quarter loss of $1.30 per share
      Results impacted by high credit costs, including reserve build, and margin compression
      Estimated Total Capital Ratio of 13.0%
      Initial phase of 23A asset transfers into CIT Bank completed

     NEW YORK – April 23, 2009 – CIT Group Inc. (NYSE: CIT), a bank holding company, today reported a loss of $438.1 million ($504.5 million after preferred dividends), $1.30 per share, for the first quarter of 2009, compared to a loss of $240.7 million ($259.2 million after preferred dividends), $1.36 per share from continuing operations for the comparable 2008 quarter. CIT also reported progress in implementing its bank strategy by receiving regulatory approval to commence the transfer of assets into CIT Bank, a wholly-owned subsidiary.

     “Our results this quarter reflect the ongoing stress in the economy,” said Jeffrey M. Peek, Chairman and CEO. “The current economic conditions significantly pressured certain segments of the middle market while tightness in the credit markets has resulted in higher borrowing costs and compressed margins. These factors, in conjunction with our commitment to maintaining a strong balance sheet, led to our decisions to increase loan loss reserves and suspend our common dividend.

     “We are making progress implementing our bank strategy, which is focused on stabilizing our long-term funding model as we manage expenses and maintain adequate liquidity”. CIT Bank raised more than $700 million of deposits in the quarter and we recently transferred $5.7 billion of assets into the bank through our initial 23A waiver from the Federal Reserve. As we look ahead, we believe our commercial franchises are well poised to capture opportunities when the market improves.”

Bank Holding Company (BHC) Update

  Our estimated March 31, 2009 Tier 1 and Total Capital Ratios were 9.3% and 13.0% on a consolidated basis.
  During the quarter we actively managed down risk-weighted assets to an estimated $75 billion from $79 billion at December 31, 2008.
  In April, the Federal Reserve approved the initial phase of our 23A waiver and we transferred $5.7 billion of government-guaranteed student loans and $3.5 billion of related debt to CIT Bank. We are working with the regulators to obtain permission to transfer additional assets under our waiver request.

  Our bank strategy involves the transfer of certain U.S. operations, including originations and servicing platforms, into CIT Bank and the transition to a more diverse and deposit-based funding model.
  CIT Bank increased its cash balances to $1.6 billion through increased deposit gathering activities, a portion of which was used in April to pay CIT Group amounts arising from the 23A student loan transfers. Deposits raised in the first quarter were in excess of $700 million.
  At March 31, 2009, assets at CIT Bank totaled $3.9 billion, including $1.7 billion of commercial loan receivables originated at the bank and deposits were $3.0 billion. It is anticipated that further increases in existing deposit raising activities will be pursued, coupled with further diversification of bank-level funding sources.
  New business volume for the quarter was $2.4 billion, and factoring volume was $8.3 billion.
  Our application for participation in the Temporary Liquidity Guaranty Program (TLGP) remains outstanding.

Consolidated Financial Highlights of Continuing Operations

     Our operating results for the quarter reflect the weak economic environment as charge-offs and problem loans rose and we increased the allowance for loan losses. Interest margins compressed primarily due to higher cost of secured borrowings. We recorded a pretax gain of approximately $139 million on the repurchase of $471 million of unsecured debt at a discount. Operating expenses decreased from last quarter, benefitting from prior restructuring initiatives. From a segment perspective, Transportation Finance and Trade Finance were profitable, while Vendor Finance and Corporate Finance are being hit hardest by the economic and credit downturn and liquidity constraints.

Net Finance Revenue (net interest revenue plus rental income less depreciation on operating leases)

  Interest income decreased 22% from last quarter reflecting the repricing of certain assets at lower market index rates, lower earning asset levels and higher levels of non-accrual assets.
  Interest expense decreased 17% from last quarter as the benefit of lower debt balances and lower market rates was partially offset by higher funding costs associated with secured borrowings.
  Rental income on operating lease equipment was up slightly, primarily related to higher aerospace assets.
  Net margin (net finance revenue as a percentage of average earning assets) was 1.13%, down from 1.38% last quarter, as the effect of higher funding costs, higher nonaccruals and asset repricings offset the benefit of reduced leverage.
  Operating lease net revenue was 6.00% of average operating leases, essentially flat with last quarter. Asset utilization remained strong in aerospace, while there was some weakening in rail.

Other Income (excluding rental income)

  Other income generation remained challenging in light of current market conditions.
  Fees and commissions were down from last quarter reflecting lower deal activity, coupled with impairment charges on certain retained interests.

  Factoring commissions declined from last quarter as an increase in rates was more than offset by lower volumes.
  Commercial loan sales and syndication volume and the respective gains and fees were down from last quarter consistent with market conditions.
  Equipment gains were down on fewer aircraft sales.

Credit Quality – Commercial

  Net charge-offs as a percentage of average finance receivables were 2.78%, up from 1.42% last quarter. This increase was attributable to higher severity and defaults concentrated in the media, energy and commercial real estate sectors of the Corporate Finance portfolio. Charge-offs declined sequentially in both Vendor Finance and Trade Finance.
  Non-accrual loans for the commercial businesses were 3.88% of finance receivables at March 31, 2009, up from 3.00% at December 31, 2008, driven primarily by Corporate Finance, principally in the sectors noted above.
  Credit reserves for the commercial segments increased by $217 million to $1.1 billion at March 31, 2009.
  Credit reserves as a percentage of finance receivables increased to 2.77% from 2.11% last quarter.

Credit Quality – Consumer Segment

  Net charge-offs were $37 million, including $21 million of charge-offs in the private student loan portfolio, up from $31 million last quarter.
  Non-accrual loans were $191 million, down slightly from $194 million at December 31, 2008 and primarily reflect losses in the private student loan portfolio.
  The provision for credit losses totaled $40 million for the quarter, and the related allowance for loan losses increased to $242 million.

Salaries and General Operating Expenses

  Salaries and general operating expenses in the quarter were $282 million before severance and facility exit costs, down from last quarter’s comparable amount. The current period includes incremental bank holding company (BHC) costs of $3 million. Expenses in the prior quarter were $353 million, which included $31 million of BHC costs and $33 million related to certain reconciliation charges, and $304 million in the prior year first quarter. The improvement primarily reflects lower compensation costs, consistent with lower headcount, and reduced discretionary spending.
  During the quarter we recorded a work force reduction and facility closing charge of $20 million pre-tax, primarily reflecting the elimination of approximately 140 employees (3% of the workforce) and exit from four facilities. Annual savings from these actions are estimated to be $16 million.
  Employee headcount totaled approximately 4,830 at March 31, 2009, down from 4,995 at December 31, 2008.

Income Tax Provision

  The tax provision for the quarter was driven primarily by earnings in international operations. No tax benefit was provided on the pre-tax loss from U.S. operations due to the Company’s net operating loss position.

Assets

  Total assets at March 31, 2009 were $75.7 billion, down from $80.4 billion at December 31, 2008. Total owned and securitized financial assets were $65.8 billion, lower than last quarter.
  Estimated risk weighted assets, which include both on-balance sheet and off-balance sheet assets and unfunded commitments in accordance with Basel I requirements, were approximately $75 billion, down from $79 billion at December 31, 2008.
  We ended the quarter with $6.0 billion of cash, down from $8.4 billion at December 31, 2008, as we repaid over $3 billion of unsecured debt that matured in the quarter.
  New loan originations in our commercial businesses, excluding factoring, was $2.4 billion for the quarter, down from $3.3 billion last quarter and $5.1 billion for the March 31, 2008 quarter, and reflects seasonality, weak market conditions and balancing of liquidity.

Capital

  Total capital at March 31, 2009 was $9.8 billion, compared to $10.4 billion at December 31, 2008.
  Our estimated consolidated Tier 1 and Total Capital Ratios were 9.3% and 13.0% at March 31, 2009, compared to 9.4% and 13.1%, respectively, at December 31, 2008.
  Tangible common equity as a percentage of tangible assets (TCE ratio) was 5.2%, down from 5.6% at December 31, 2008.
  The Company has elected to suspend the dividend to common shareholders.
  Average common shares outstanding for the 2009 first quarter increased to 389 million from 295 million last quarter, reflecting the full impact of common equity issued in December.
  Earnings per share and other per share calculations do not include the potential dilutive effects of the warrant to purchase approximately 88.7 million shares of common stock at an initial exercise price of $3.94 issued in conjunction with the TARP funding, outstanding convertible preferred stock (convertible into 45.5 million common shares) and other potentially dilutive securities.

Segment Results:

Corporate Finance

  Results this quarter include substantially higher credit costs reflecting the impact of the weak economy, as well as the continued dislocation in capital markets that has negatively impacted our ability to originate new business and generate fees.
  Total net revenues (the sum of net interest revenue, total other income and depreciation on operating lease equipment) remained weak during the quarter. Interest income was down from last quarter on lower asset balances coupled with a higher level of non-accrual loans. Net finance revenue (the sum of net interest revenue, rental income and depreciation on operating lease equipment) as a percentage of average earning assets decreased from the previous quarter. Interest expense, while down from last quarter on the lower asset levels, reflects the higher funding costs associated with secured financing.
  Fees and other income were down as there were low levels of market activity. The current quarter also included $17 million of impairment charges on retained interests, while last quarter included approximately $61 million of impairment charges on real estate assets.
  New business volume was $0.3 billion for the quarter, down 59% from last quarter.
  Credit metrics, including net charge-offs and non-accrual loans, weakened materially this quarter. This weakening was primarily attributable to both higher severity and more rapid realization of losses as current markets provide companies with fewer workout options and have led to a substantially higher level of bankruptcies and liquidations. This deterioration was particularly notable in the media, energy, and commercial real estate sectors.

Transportation Finance

  Results this quarter reflect continued good performance in aerospace, some softening in rail and continued strong credit quality.
  Total net revenues were down from last quarter on lower asset sales. Our commercial aircraft portfolio was fully leased at March 31, 2009, while rail utilization declined from year-end to 93%.
  Net finance revenue as a percentage of average earning assets was up from last quarter.
  Volume was down from last quarter, primarily due to fewer rail car purchases. We took delivery of and placed 7 commercial aircraft from our order book.
  Credit quality remained strong; charge-offs were low and the level of non-accrual loans declined from December 31, 2008.

Trade Finance

  Results this quarter reflected modestly higher credit costs, lower factoring volumes and improved commission rates.
  Total net revenues were down from last quarter as an increase in factoring commission rates was more than offset by lower factoring volumes, reflecting seasonality and a weak retail environment.
  Net finance revenue as a percentage of average earning assets declined from last quarter reflecting higher funding costs.
  Factoring volumes were $8.3 billion, compared to $10.4 billion last quarter.

  Credit metrics were generally stable. While net charge-offs were down slightly from last quarter, non-accrual loans increased.

Vendor Finance

  Results this quarter were impacted primarily by higher credit provisions.
  Total net revenues were down from last quarter as a result of increased amortization of origination costs.
  Net finance revenue as a percentage of average earning assets was flat with last quarter.
  New business volume was $1.4 billion versus $1.8 billion last quarter as we managed the level of originations.
  The provision for credit losses rose from last quarter as non-accrual loans increased; however, net charge-offs were below the prior quarter.

Consumer

  Total net revenues were down from last quarter primarily reflecting assets that repriced at lower rates and lower asset levels, as we no longer originate student loans.
  Net charge-offs increased from last quarter on deterioration in the private student loan portfolio and reserves for credit losses were increased by $3 million.
  Our student loan portfolio decreased by $201 million during the quarter to $12.0 billion, of which $11.3 billion are U.S. government-guaranteed loans.
  The transfer of student loans to CIT Bank should result in a lower funding cost and has no impact on our ability to service these assets.

Corporate and Other

  The current quarter includes the pre-tax gain of $139 million (net of costs to unwind related hedges) from the repurchase of $471 million of senior unsecured notes and a charge of $20 million pre-tax, primarily reflecting the elimination of approximately 140 employees. Both of these amounts are included in other expenses on the face of the income statement.
  The Corporate and other segment results also include $49.2 million of preferred stock dividends, up from last quarter reflecting the additional dividends on the TARP investment received in December and $16.7 million of TARP preferred stock discount accretion that is recorded directly to accumulated deficit.
  The segments record tax expense or benefit as if they were reporting on a stand alone basis. The corporate and other results include tax expense of $188.8 million to offset the income tax benefit reported by the segments. The adjustment reflects the Company’s net operating loss position.

Discontinued Operation (Home Lending)

  We concluded our exit from this business in the first quarter with the transfer of servicing operations and receipt of the final payment of approximately $45 million.

Conference Call and Webcast:

     We will discuss this quarter’s results, as well as ongoing strategy, on a conference call and audio webcast today at 9:00 am (EDT). Interested parties may access the conference call live today by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers, and reference access code “CIT Group” or access the audio webcast at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (EDT) May 6, 2009, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 26931287, or at the following website: http://ir.cit.com.

About CIT:

     CIT (NYSE: CIT) is a bank holding company with more than $60 billion in financing and leasing assets that provides financial products and advisory services to small and middle market  businesses.  Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide.  CIT maintains leadership positions in aerospace, equipment and rail leasing, small business and middle market lending, vendor financing and factoring.   Founded in 1908 and headquartered in New York City, CIT is a member of the S&P 500 and Fortune 500. www.cit.com.

Forward-Looking Statements:

     This press release contains forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, and our Current Reports on Form 8-K. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include, among others, capital markets liquidity; risks of and/or actual economic slowdown, downturn or recession; industry cycles and trends; demographic trends; risks inherent in changes in market interest rates and quality spreads; funding opportunities and borrowing costs; conditions and/or changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets; uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks; adequacy of reserves for credit losses; risks associated with the value and recoverability of leased equipment and lease residual values; application of fair value accounting in volatile markets; changes in laws or regulations governing our business and operations; changes in competitive factors; future acquisitions and dispositions of businesses or asset portfolios; the risks associated with our being a bank holding company, including, but not limited to, whether our existing business activities are permissible activities. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

###

Contact:

Investor Relations	Kenneth A. Brause	Executive Vice President, Investor Relations	(212) 771-9650 Investor.Relations@cit.com
Media Relations	C. Curtis Ritter	Director of External Communications and Media Relations	(212) 461-7711 curt.ritter@cit.com

     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share data)

	Quarters Ended

	March 31, 2009	December 31, 2008	March 31, 2008
Interest Income
Interest and fees on loans	$628.6	$803.0	$941.8
Interest and dividends on investments	11.0	21.2	47.7

Total interest income	639.6	824.2	989.5

Interest Expense
Interest on deposits	(24.4)	(24.8)	(30.1)
Interest on short-term borrowings	-	-	(36.9)
Interest on long-term borrowings	(632.7)	(769.8)	(765.1)

Total interest expense	(657.1)	(794.6)	(832.1)

Net Interest Revenue	(17.5)	29.6	157.4
Provision for Credit Losses	(535.4)	(440.0)	(246.7)

Net interest revenue, after credit provision	(552.9)	(410.4)	(89.3)

Other Income
Rental income on operating leases	475.2	474.0	506.7
Other (1)	92.2	122.4	61.0

Total other income	567.4	596.4	567.7

Other Expenses
Depreciation on operating lease equipment	(282.0)	(285.8)	(294.6)
Other (2)	(162.6)	(201.1)	(520.9)

Total other expenses	(444.6)	(486.9)	(815.5)

(Loss) from continuing operations before provision for income taxes	(430.1)	(300.9)	(337.1)
(Provision) benefit for Income taxes	(8.0)	162.9	96.4

(Loss) from continuing operations	(438.1)	(138.0)	(240.7)

Discontinued Operation
Income (loss) from discontinued operation, pre-tax	-	29.2	(195.8)
Benefit (provision) for income taxes	-	(86.2)	197.8

Income (Loss) from Discontinued Operation	-	(57.0)	2.0

(Loss) before preferred stock dividends	(438.1)	(195.0)	(238.7)
Preferred stock dividends and accretion	(65.9)	(20.4)	(7.5)

Net (Loss) attributable to common stockholders	(504.0)	(215.4)	(246.2)
Net (loss) income attributable to noncontrolling interests, after tax
(formerly Minority Interest)	(0.5)	10.1	(11.0)

Net (Loss) attributable to common stockholders	$(504.5)	$(205.3)	$(257.2)

Basic Earnings Per Common Share
(Loss) from continuing operations	$(1.30)	$(0.50)	$(1.36)
Income (loss) from discontinued operation	-	(0.19)	0.01

Net (loss)	$(1.30)	$(0.69)	$(1.35)

Diluted Earnings Per Common Share
(Loss) from continuing operations	$(1.30)	$(0.50)	$(1.36)
Income (loss) from discontinued operation	-	(0.19)	0.01

Net (loss)	$(1.30)	$(0.69)	$(1.35)

Average number of common shares - basic (thousands)	388,940	294,679	191,091
Average number of common shares - diluted (thousands)	388,940	294,679	191,091

(1) Other Income - Other
Fees and commissions	$29.6	$25.8	$72.6
Factoring commissions	44.1	48.8	49.2
Gains on loan sales and syndication fees	4.7	0.6	4.7
Gains on securitizations	-	-	4.1
Gains on sales of leasing equipment	14.1	42.8	47.8
Investment gains (losses)	(0.3)	0.2	0.1
Gain on portfolio dispositions	-	4.2	-
Valuation allowances for receivables held for sale	-	-	(117.5)

Total Other Income - Other	$92.2	$122.4	$61.0

Fees and other income is comprised of asset management and service fees, including securitization-related servicing fees and accretion net of impairment charge, advisory and agent fees, as well as income from joint ventures.

(2) Other Expenses - Other
Salaries and general operating expenses	$(281.7)	$(352.5)	$(303.7)
Provision for severance and facilities exit activities	(20.3)	(52.0)	(69.1)
Goodwill and intangible assets impairment charges	-	(12.7)	-
Gain (loss) on debt and debt-related derivative extinguishments	139.4	216.1	(148.1)

Total Other Expenses - Other	$(162.6)	$(201.1)	$(520.9)

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2009	December 31, 2008

Assets
Cash and due from banks / Deposits with banks	$5,991.3	$8,365.8
Trading assets at fair value	180.3	139.4
Investments - retained interests in securitizations	192.0	229.4
Assets held for sale	188.9	156.1
Loans	50,859.1	53,126.6
Allowance for loan losses	(1,316.3)	(1,096.2)

Total Loans, net of allowances for loan losses	49,542.8	52,030.4
Operating lease equipment, net	13,175.2	12,706.4
Derivative counterparty receivables at fair value	1,173.7	1,489.5
Goodwill and intangible assets, net	694.7	698.6
Other assets	4,518.1	4,589.1
Assets of discontinued operation	-	44.2

Total Assets	$75,657.0	$80,448.9

Liabilities
Deposits	$3,024.9	$2,626.8
Trading liabilities at fair value	160.8	127.4
Credit balances of factoring clients	2,702.3	3,049.9
Derivative counterparty payables at fair value	309.5	433.7
Other liabilities	2,323.1	2,291.3
Long-term borrowings
Bank credit facilities	5,200.0	5,200.0
Secured borrowings	18,731.2	19,084.4
Senior unsecured notes	33,451.8	37,367.4
Junior subordinated and convertible notes	2,098.9	2,098.9

Total Long-term borrowings	59,481.9	63,750.7

Total Liabilities	68,002.5	72,279.8

Equity
Stockholders' Equity
Preferred Stock - Series A	350.0	350.0
Preferred Stock - Series B	150.0	150.0
Preferred Stock - Series C	575.0	575.0
Preferred Stock - Series D	1,928.0	1,911.3
Common Stock	3.9	3.9
Paid-in Capital	11,464.5	11,469.6
Accumulated (Deficit)	(6,318.5)	(5,814.0)
Accumulated Other Comprehensive (Loss)	(232.9)	(205.6)
Treasury Stock, at Cost	(310.3)	(315.9)

Total Common Stockholders' Equity	4,606.7	5,138.0

Total Stockholders' Equity	7,609.7	8,124.3
Noncontrolling interests (formerly Minority Interest)	44.8	44.8

Total Equity	7,654.5	8,169.1

Total Liabilities and Equity	$75,657.0	$80,448.9

OTHER ASSETS
Receivables from Counterparties	$1,574.4	$1,492.6
Deposits on Commercial Aerospace Flight Equipment	498.8	624.3
Accrued Interest and Dividends	390.3	480.8
Equity and Debt Investments	416.7	486.6
Investments in and Receivables from Non-consolidated Subsidiaries	223.7	257.1
Repossessed Assets and Off-lease Equipment	37.2	21.3
Furniture and Fixtures	160.7	168.3
Prepaid Expenses	59.0	64.1
Miscellaneous Receivables and Other Assets	1,157.3	994.0

Total Other Assets	$4,518.1	$4,589.1

CIT GROUP INC. AND SUBSIDIARIES
OWNED AND SECURITIZED ASSET COMPOSITION
(dollars in millions)

	March 31, 2009	December 31, 2008	March 31, 2008
Corporate Finance
Finance receivables	$20,025.9	$20,768.8	$21,222.0
Operating lease equipment, net	252.8	263.4	364.6
Financing and leasing assets held for sale	22.8	21.3	1,840.0

Owned assets	20,301.5	21,053.5	23,426.6
Finance receivables securitized off-balance sheet	684.6	785.3	1,347.7

Owned and securitized assets	20,986.1	21,838.8	24,774.3

Transportation Finance
Finance receivables	2,536.0	2,647.6	2,620.1
Operating lease equipment, net	12,026.2	11,484.5	10,740.8
Financing and leasing assets held for sale	21.9	69.7	500.5

Owned assets	14,584.1	14,201.8	13,861.4

Trade Finance
Finance receivables/owned assets	5,432.2	6,038.0	7,003.9

Vendor Finance
Finance receivables	10,734.2	11,199.6	10,824.8
Operating lease equipment, net	896.2	958.5	1,098.3
Financing and leasing assets held for sale	-	-	198.7

Owned assets	11,630.4	12,158.1	12,121.8
Finance receivables securitized off-balance sheet	643.5	783.5	3,954.0

Owned and securitized assets	12,273.9	12,941.6	16,075.8

Consumer
Finance receivables - student lending	11,894.0	12,173.3	12,561.9
Finance receivables - other	236.8	299.3	557.0
Financing and leasing assets held for sale	144.2	65.1	76.5

Owned assets	12,275.0	12,537.7	13,195.4

Other
Equity investments	219.1	265.8	233.6

Consolidated Totals
Finance receivables	$50,859.1	$53,126.6	$54,789.7
Operating lease equipment, net	13,175.2	12,706.4	12,203.7
Other financing and leasing assets held for sale	188.9	156.1	2,615.7

Financing and leasing assets excluding equity
investments	64,223.2	65,989.1	69,609.1
Equity investments	219.1	265.8	233.6

Owned assets	64,442.3	66,254.9	69,842.7
Finance receivables securitized off-balance sheet	1,328.1	1,568.8	5,301.7

Owned and securitized assets	$65,770.4	$67,823.7	$75,144.4

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended

	March 31, 2009	December 31, 2008	March 31, 2008
Corporate Finance
Interest income	$255.6	$341.1	$422.6
Interest expense	(150.0)	(207.0)	(254.4)
Provision for credit losses	(393.4)	(307.1)	(83.9)
Rental income on operating leases	11.7	12.5	16.3
Other income	(0.3)	(37.3)	(53.7)
Depreciation on operating lease equipment	(7.7)	(8.0)	(9.2)
Other expenses	(106.8)	(99.9)	(114.2)

(Loss) Before Taxes & Other Items	(390.9)	(305.7)	(76.5)
Benefit for Income Taxes & Other AT Items	150.6	125.1	29.2

Net (Loss)	$(240.3)	$(180.6)	$(47.3)

New Business Volume	$341.4	$834.2	$2,161.2

Transportation Finance
Interest income	$44.6	$44.4	$49.7
Interest expense	(136.6)	(144.9)	(149.0)
Provision for credit losses	1.6	23.8	0.4
Rental income on operating leases	336.8	329.8	342.8
Other income	8.7	34.8	39.7
Depreciation on operating lease equipment	(162.1)	(156.3)	(149.5)
Other expenses	(41.1)	(32.0)	(40.6)

Income Before Taxes & Other Items	51.9	99.6	93.5
Provision for Income Taxes & Other AT Items	(5.9)	(17.9)	(9.0)

Net Income	$46.0	$81.7	$84.5

New Business Volume	$630.4	$721.8	$710.1

Trade Finance
Interest income	$31.4	$48.2	$59.2
Interest expense	(16.1)	(17.2)	(22.9)
Provision for credit losses	(16.6)	(6.1)	(10.0)
Rental income on operating leases	-	-	-
Other income	54.4	60.4	65.9
Depreciation on operating lease equipment	-	-	-
Other expenses	(36.4)	(34.5)	(39.2)

Income Before Taxes & Other Items	16.7	50.8	53.0
Provision for Income Taxes & Other AT Items	(7.6)	(20.3)	(20.1)

Net Income	$9.1	$30.5	$32.9

Factoring volume	$8,346.0	$10,387.3	$10,590.1

Vendor Finance
Interest income	$230.0	$240.1	$273.5
Interest expense	(144.4)	(160.9)	(155.4)
Provision for credit losses	(80.7)	(26.3)	(28.2)
Rental income on operating leases	127.2	132.3	148.0
Other income	26.3	26.3	11.8
Depreciation on operating lease equipment	(112.5)	(121.6)	(136.1)
Other expenses	(87.4)	(127.1)	(104.0)
Goodwill and intangible impairment charges	-	(12.7)	-

Income (Loss) Before Taxes & Other Items	(41.5)	(49.9)	9.6
Benefit (Provision) for Income Taxes & Other AT Items	16.2	40.0	(3.0)

Net Income (Loss)	$(25.3)	$(9.9)	$6.6

New Business Volume	$1,438.6	$1,784.9	$2,240.8

Consumer
Interest income	$67.4	$131.3	$161.3
Interest expense	(74.6)	(118.6)	(134.1)
Provision for credit losses	(40.1)	(99.6)	(149.6)
Rental income on operating leases	-	-	-
Other income	(3.6)	9.4	(8.4)
Depreciation on operating lease equipment	-	-	-
Other expenses	(22.6)	(18.3)	(21.3)
Goodwill and intangible impairment charges	-	-	-

Benefit (Loss) Before Taxes & Other Items	(73.5)	(95.8)	(152.1)
Benefit for Income Taxes & Other AT Items	27.0	30.0	56.9

Net (Loss)	$(46.5)	$(65.8)	$(95.2)

New Business Volume	$0.6	$1.5	$1,210.0

Corporate & Other
Interest income	$10.6	$19.1	$23.2
Interest expense	(135.4)	(146.0)	(116.3)
Provision for credit losses	(6.2)	(24.7)	24.6
Rental income on operating leases	(0.5)	(0.6)	(0.4)
Other income	6.7	28.8	5.7
Depreciation on operating lease equipment	0.3	0.1	0.2
Other expenses	(7.7)	(92.7)	(53.5)
Gain/(loss) on debt and debt-related derivative extinquishments	139.4	216.1	(148.1)

Income (Loss) Before Taxes & Other Items	7.2	0.1	(264.6)
(Provision) benefit for Income Taxes & Other AT Items	(188.8)	16.1	31.4

Net Income (Loss), before Preferred Dividends	$(181.6)	$16.2	$(233.2)

CIT GROUP INC. AND SUBSIDIARIES
CREDIT METRICS
(dollars in millions)

	Quarters Ended
	March 31, 2009		December 31, 2008		March 31, 2008

Net Credit Losses as a Percentage of Average Finance Receivables
Corporate Finance	$211.1	4.11%	$71.8	1.35%	$39.6	0.71%
Transportation Finance	1.4	0.21%	-	-	(0.6)	-0.09%
Trade Finance	22.3	1.62%	23.5	1.39%	8.9	0.51%
Vendor Finance	41.5	1.51%	51.8	1.97%	19.4	0.73%

Commercial Segments	276.3	2.78%	147.1	1.42%	67.3	0.63%
Consumer	36.7	1.19%	31.1	0.99%	30.8	0.97%

Total	$313.0	2.41%	$178.2	1.32%	$98.1	0.71%

Non-accruing Loans as a Percentage of Finance Receivables	March 31, 2009		December 31, 2008		March 31, 2008
Corporate Finance	$1,173.3	5.86%	$946.6	4.56%	$433.0	2.04%
Transportation Finance	3.6	0.14%	24.3	0.92%	7.9	0.30%
Trade Finance	92.5	1.70%	81.5	1.35%	44.4	0.63%
Vendor Finance	231.4	2.15%	168.1	1.50%	203.5	1.88%

Commercial Segments	1,500.8	3.88%	1,220.5	3.00%	688.8	1.65%
Consumer	190.9	1.57%	194.1	1.56%	87.7	0.67%

Total	$1,691.7	3.33%	$1,414.6	2.66%	$776.5	1.42%

Reserve for Credit Losses (Continuing Operations)
Reserve for credit losses as a percentage of finance receivables		2.59%		2.06%		1.30%
Reserve for credit losses as a percentage of non-accrual loans		77.8%		77.5%		92.1%

Reserve for credit losses (excluding specific reserves) as a percentage of
finance receivables, excluding guaranteed student loans		1.90%		1.48%		1.28%

Average Balances(1) and Associated Income and Expense (dollars in millions)
	Quarters Ended
	March 31, 2009		December 31, 2008		March 31, 2008
	Average		Average		Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate
Deposits with banks	$5,377.9	0.7%	$5,403.3	1.3%	$5,301.7	2.3%
Investments(2)	480.0	1.4%	461.1	3.3%	398.6	-
Loans (including held for sale assets)(3)	52,063.5	5.1%	54,013.6	6.4%	56,345.7	7.2%

Total interest earning assets / interest income	57,921.4	4.6%	59,878.0	5.8%	62,046.0	6.8%
Operating lease equipment, net(4)	12,884.3	6.0%	12,611.9	6.0%	12,541.4	6.7%
Other	7,107.2		6,841.5		16,158.8

Total average assets	$77,912.9		$79,331.4		$90,746.2

Liabilities
Deposits	$2,346.4	4.2%	$2,055.7	4.8%	$2,328.5	5.2%
Short-term borrowings (commercial paper)	-	-	-	-	2,346.5	6.3%
Long-term borrowings	61,426.5	4.1%	64,150.0	4.8%	66,228.4	4.6%

Total interest-bearing liabilities	63,772.9	4.1%	66,205.7	4.8%	70,903.4	4.7%
Credit balances of factoring clients	2,729.1		3,449.0		3,960.2
Other	11,410.9		9,676.7		15,882.6

Total Average Liabilities and Equity	$77,912.9		$79,331.4		$90,746.2

1	Average balances presented are preliminary and derived based on month end balances during the year.
2	Investments are included in “Other Assets” on the Consolidated Balance Sheets and do not include ‘retained interests in securitizations’ as revenues from these are part of “other income”. Average yields reflect average historical cost.
3	The rate presented is calculated based on the average balance of the loans and leases net of average credit balances for factoring clients.
4	Operating lease rate is derived from the sum of rental income net of depreciation.

CIT GROUP INC. AND SUBSIDIARIES
RATIOS AND OTHER DATA
(dollars in millions, except per share data)

	Quarters Ended
Continuing Operations	March 31, 2009	December 31, 2008	March 31, 2008
Profitability
Net finance revenue(1) as a percentage of AEA	1.13%	1.38%	2.28%
Net finance revenue(1) after provision as a percentage of AEA	-2.31%	-1.41%	0.76%
Salaries and general operating expenses as a percentage of average
owned and securitized assets(2)	1.77%	2.14%	1.73%
Efficiency ratio(3)	105.2%	103.6%	70.5%
Return on average common stockholders’ equity	-39.2%	-12.5%	-15.9%
Return on AEA	-3.24%	-0.94%	-1.60%
Return on average owned and securitized assets	-3.17%	-0.90%	-1.47%

See “Non-GAAP Disclosures” for additional information regarding profitability ratio and metric comparisons.

(1)	Net finance revenue is the sum of net interest revenue plus rentals on operating leases less depreciation on operating lease equipment.
(2)	The salaries and general operating expenses do not include the provision for severance and facility exiting activities.
(3)	The efficiency ratio is the ratio of salaries and general operating expenses (excluding the provision for severance and facility exiting activities) to total net revenues (before provision for credit losses). The ratio in excess of 100% reflects reduced revenues.

Average Balances
Average Finance Receivables (AFR)	$52,028.9		$53,891.7		$55,441.4
Average Earning Assets (AEA)	62,226.7		63,250.4		64,918.6
Average Owned and Securitized Assets	63,656.6		65,978.7		70,378.4
Average Operating Leases (AOL)	12,884.3		12,611.9		12,541.4
Average Common Stockholders’ Equity (excluding certain OCI
components)	5,147.1		4,753.8		6,507.3

	March 31,		December 31,		March 31,
Consolidated	2009		2008		2008
Capital and Leverage
Tier I capital	9.3%	(1)	9.4%		N/A
Total capital	13.0%	(1)	13.1%		N/A
Total tangible capital to managed assets	13.9%		14.3%		9.4%
Tangible common equity (TCE) ratio(2)	5.2%		5.6%		5.3%
Tangible book value per common share	$10.39	(3)	$11.78	**	$26.63
Book value per common share	$12.18	(3)	$13.57	**	$32.68
Outstanding common shares (in millions)	388.9		388.7		191.6

(1)	Preliminary
(2)	TCE equals total common stockholders' equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets.
(3)	Excludes the potential dilution related to a warrant to purchase approximately 88.7 million common shares at an initial price of $3.94.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions, except per share amounts)

	March 31, 2009	December 31, 2008	March 31, 2008
Financing and leasing assets owned and securitized(1) :
Finance receivables	$50,859.1	$53,126.6	$54,789.7
Operating lease equipment, net	13,175.2	12,706.4	12,203.7
Financing and leasing assets held for sale	188.9	156.1	2,615.7
Equity and venture capital investments (included in other assets)	219.1	265.8	233.6

Total financing and leasing portfolio assets	64,442.3	66,254.9	69,842.7
Securitized assets	1,328.1	1,568.8	5,301.7

Financing and leasing assets owned and securitized:	$65,770.4	$67,823.7	$75,144.4

Earning assets (2) :
Total financing and leasing portfolio assets	$64,442.3	$66,254.9	$69,842.7
Credit balances of factoring clients	(2,702.3)	(3,049.9)	(3,572.9)

Earning assets	$61,740.0	$63,205.0	$66,269.8

Tangible capital (3) :
Total common equity	$4,606.7	$5,138.0	$6,143.6
Other comprehensive income - cash flow hedges	91.2	136.9	122.0
Other comprehensive income - available for sale securities	37.9	1.3	(3.8)
Goodwill and intangible assets	(694.7)	(698.6)	(1,159.5)

Tangible common capital	4,041.1	4,577.6	5,102.3
Junior subordinated notes and convertible debt	2,098.9	2,098.9	1,440.0
Preferred stock	3,003.0	2,986.3	500.0

Tangible capital	$9,143.0	$9,662.8	$7,042.3

	Quarters Ended
	March 31,	December 31,	March 31,
Total net revenues(4)	2009	2008	2008
Interest income	$639.6	$824.2	$989.5
Rental income on operating leases	475.2	474.0	506.7

Finance revenue	1,114.8	1,298.2	1,496.2
Interest expense	(657.1)	(794.6)	(832.1)
Depreciation on operating lease equipment	(282.0)	(285.8)	(294.6)

Net finance revenue	175.7	217.8	369.5
Other income	92.2	122.4	61.0

Total net revenues	$267.9	$340.2	$430.5

	Quarters Ended
Earnings from continuing operations, net of preferred dividends(5)	March 31, 2009	EPS	December 31, 2008	EPS	March 31, 2008	EPS

Net income (loss) from continuing operations, before preferred stock dividends	$(438.6)	$(1.13)	$(127.9)	$(0.43)	$(251.7)	$(1.32)
Preferred stock dividends(5)	(65.9)	(0.17)	(20.4)	(0.07)	(7.5)	(0.04)

Income (loss) from continuing operations, net of preferred dividends	$(504.5)	$(1.30)	$(148.3)	$(0.50)	$(259.2)	$(1.36)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1)	Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.
2)	Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.
3)	Tangible capital is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income items are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.
4)	Total net revenues are the combination of net finance revenues after depreciation on operating leases and other income.
5)	Preferred dividends are presented as a reduction to net income (loss) from continuing operations to reflect the ongoing capital commitment associated with these shares.